EXHIBIT 23.1  CONSENT OF INDEPENDENT AUDITOR

MOORE & ASSOCIATES, CHARTERED
   ACCOUNTANTS AND ADVISORS
          PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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To the Board of Directors
Interstate Data USA Inc (A Development Stage Company)
Ashland KY

We have audited the accompanying balance sheets of Interstate Data USA Inc (A Development Stage Company) as of December 31, 2004 and 2005, and the related statements of operations, stockholders' equity and cash flows from inception May 11, 1999 through December 31, 2004 and 2005 and the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interstate Data USA Inc (A Development Stage Company) as of December 31, 2004 and 2005 and the results of its operations and its cash flows from inception May 11, 1999 through December 31, 2004 and 2005 and the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company's net losses and accumulated deficit of $3,561,470 as of December 31, 2004 and 2005 raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Ashland KY
July 31, 2006


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501
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